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As filed with the Securities and Exchange Commission on October 9, 2003
Registration No. 333-102388

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHERN UNION COMPANY
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	75-0571592 (I.R.S. Employer Identification Number)

One PEI Center, Second Floor
Wilkes-Barre, Pennsylvania 18711
(570) 820-2400
(Address, Including Zip Code, ]and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

Dennis K. Morgan, Esq.
Executive Vice President-Administration
General Counsel and Secretary
One PEI Center, Second Floor
Wilkes-Barre, Pennsylvania 18711
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copies to:
Stephen A. Bouchard, Esq.
Fleischman and Walsh, L.L.P.
1400 Sixteenth Street, N.W.
Washington, D.C. 20036

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

        Southern Union Company hereby amends its Registration Statement on Form S-3 (No. 333-102388) (the "Registration Statement"), declared effective on April 18, 2003, by filing this Post-Effective Amendment No. 1 (this "Amendment"). No form of prospectus is filed with this Amendment. This Amendment is being filed solely to restate Item 8, "Plan of Distribution" in order to reflect a plan of distribution of a selling stockholder, CMS Gas Transmission Company, with regard to its resale of Southern Union common stock that it owns. Except as set forth in this Amendment, the information contained in the Registration Statement as previously filed is unchanged.

PLAN OF DISTRIBUTION OF SOUTHERN UNION COMPANY AND THE TRUSTS

        We may sell the securities described in this prospectus from time to time in one or more transactions:

    (a)
    to purchasers directly;

    (b)
    to underwriters for public offering and sale by them;

    (c)
    through agents;

    (d)
    through dealers; or

    (e)
    through a combination of any of the foregoing methods of sale.

        We may distribute the securities from time to time in one or more transactions at:

    (a)
    a fixed price or prices, which may be changed;

    (b)
    market prices prevailing at the time of sale;

    (c)
    prices related to such prevailing market prices; or

    (d)
    negotiated prices.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

Direct Sales

        We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

        The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

        Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

        Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

        We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

        If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery of Securities Purchase Contracts

        We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price by means of delayed delivery of our securities purchase contracts. Such delayed delivery contracts will provide for payment for, and delivery of, the underlying security on future dates.

  •
  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and we will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  •
  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

  •
  We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

General Information

        Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

        Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

PLAN OF DISTRIBUTION OF SELLING STOCKHOLDER

        CMS Gas Transmission Company beneficially owns 3,150,000 shares of common stock, or 4.3% of the issued and outstanding shares of common stock as of October 1, 2003, which it intends to resell under this prospectus. We will not receive any proceeds from sale by this selling stockholder. The selling stockholder may collectively sell or distribute up to 3,150,000 shares of common stock, which are all of the shares of common stock beneficially owned by it, from time to time through dealers or brokers or other agents or directly to one or more purchasers in a variety of ways, including:

  •
  transactions, which may involve crosses and block transactions, on the New York Stock Exchange on which the shares of common stock are listed for trading;

  •
  in the over-the-counter market transactions;

  •
  in private transactions or negotiated transactions;

  •
  through short sales, put and call option or other derivative transactions, although neither Southern Union Company nor the selling stockholder concedes that any such transactions would constitute a sale of the shares of Southern Union Company's common stock owned by the selling stockholder for purposes of the Securities Act;

  •
  though brokers or dealers (who may act as agent or principal);

  •
  by pledge to secure debts and other obligations; or

  •
  in a combination of these types of transactions.

        The selling stockholder, or its donee, pledgee, transferee or other successor in interest, may sell its shares of common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

        The selling stockholder may use brokers, dealers or agents to sell its shares of common stock. Any broker, dealer or agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchase or such other persons who may be effecting sales hereunder. Some sales may involve shares in which the selling stockholder has granted security interests and which are being sold because of foreclosure of those security interests. At the time a particular offering of shares of common stock is made and to the extent required, the aggregate number of shares being offered, the terms of the offering, including the names of the broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholder, and any discounts, concessions or commissions allowed or re-allowed or paid to broker-dealers, will be sent forth in an accompanying prospectus supplement.

        The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and deliver the shares to close out such short positions. The selling stockholder also may enter into options, forward sales or other transactions with broker-dealers or other financial institutions which may require the delivery to such broker-dealer or financial institution of the shares. The broker-dealer or other financial institution may then resell or otherwise transfer such shares pursuant to this prospectus (as may be supplemented or amended to reflect such transaction). The selling stockholder also may loan or pledge the shares to a broker-dealer or other financial institution. The broker-dealer or other financial institution may sell the shares so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged shares pursuant to this prospectus (and any applicable prospectus supplement).

        The selling stockholder may also transfer shares that they own by gift, and, upon such transfer, the donee would have the same right of sale as the selling stockholder.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Southern Union Company certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (SEC File No. 333-102388) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, State of Pennsylvania, on October 9, 2003.

SOUTHERN UNION COMPANY
By:	/s/ DAVID J. KVAPIL
	Name:	David J. Kvapil
	Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement (SEC File No. 333-102388) has been signed by the following persons in the capacities indicated on October 9, 2003.

Signature/Name	Title
GEORGE L. LINDEMANN*	Chief Executive Officer and Director
JOHN E. BRENNAN*	Director
FRANK W. DENIUS*	Director
THOMAS F. KARAM*	President and Director
DAVID BRODSKY*	Director
KURT A. GITTER, M.D.*	Director
ADAM M. LINDEMANN*	Director
ROGER J. PEARSON*	Director
GEORGE ROUNTREE, III*	Director
RONALD M. SIMMS*	Director
/s/ DAVID J. KVAPIL David J. Kvapil	Executive Vice President and Chief Financial Officer (Principal Accounting Officer
* by /s/ DAVID J. KVAPIL Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of Southern Union Financing Trust II and Southern Union Financing Trust III certificates that it has reasonable grounds to believe that they meet the requirements for filing on Form S-3 and have duly caused this Post-Effective Amendment No. 1 to the Registration Statement (SEC File No. 333-102388) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, State of Pennsylvania, on October 9, 2003.

SOUTHERN UNION FINANCING II
By:	/s/ DAVID J. KVAPIL Name: David J. Kvapil Title: Trustee
By:	/s/ DENNIS K. MORGAN Name: Dennis K. Morgan Title: Trustee
SOUTHERN UNION FINANCING III
By:	/s/ DAVID J. KVAPIL Name: David J. Kvapil Title: Trustee
By:	/s/ DENNIS K. MORGAN Name: Dennis K. Morgan Title: Trustee

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EXPLANATORY NOTE
PLAN OF DISTRIBUTION OF SOUTHERN UNION COMPANY AND THE TRUSTS
PLAN OF DISTRIBUTION OF SELLING STOCKHOLDER
SIGNATURES
SIGNATURES